Press Release

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES FULL YEAR AND FOURTH QUARTER FINANCIAL RESULTS

PITTSBURGH, February 21, 2013 – The Federal Home Loan Bank of Pittsburgh (FHLBank or the Bank) today announced unaudited financial results for full year and fourth quarter 2012. The Bank recorded net income of $129.7 million for the year 2012 and $51.7 million for fourth quarter. The Board of Directors declared a dividend of 0.32 percent annualized, payable to the Bank’s stockholders on February 22, 2013. Also on that date, the Bank will repurchase approximately $300 million in members’ excess capital stock consistent with its practice in previous quarters.

“Our financial performance demonstrates continued progress marked by another repurchase of excess capital stock and, importantly, a second LIBOR-based dividend,” said Winthrop Watson, President and Chief Executive Officer. “We are particularly pleased to provide a three-fold increase in support for the Affordable Housing Program.”

Operating Results
The Bank’s net income totaled $129.7 million for 2012, compared to $38.0 million for 2011. This increase was primarily driven by higher net interest income, lower net other-than-temporary impairment (OTTI) credit losses, and net gains on derivatives and hedging activities, partially offset by higher other expenses. Net interest income for 2012 was $209.8 million compared to $154.4 million for 2011, an increase of $55.4 million. This increase was due to favorable funding costs, increased prepayment fees on advances, and increased interest income related to advances, partially offset by lower interest income from investments and mortgage loans held for portfolio. Net OTTI credit losses on the private-label mortgage-backed securities (MBS) portfolio were $(11.4) million for 2012, an improvement of $33.7 million compared to $(45.1) million for 2011. Net gains on derivatives and hedging activities were $10.7 million for 2012 compared to a net loss of $(5.7) million for 2011, an increase of $16.4 million. Partially offsetting these improvements, all other expense was $72.3 million for 2012, an increase of $7.3 million from $65.0 million for 2011. The increase was primarily related to increased professional fees during 2012 and a nonrecurring gain on the sale of a receivable during 2011.

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601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports 2012 Results – page two

For fourth quarter 2012, net income was $51.7 million compared to $10.9 million for the same prior-year period, primarily due to higher net interest income, net gains on derivatives and hedging activities, and lower net OTTI credit losses. Net interest income for fourth quarter 2012 was $67.7 million, an increase of $26.0 million from $41.7 million in the same prior-year period. This increase was due to favorable funding costs and increased prepayment fees on advances, partially offset by lower interest income from investments and mortgage loans held for portfolio. Net gains on derivatives and hedging activities were $8.1 million for fourth quarter 2012 compared to a net loss of $(0.5) million in fourth quarter 2011, an increase of $8.6 million. Net OTTI credit losses on the private-label MBS portfolio were $(0.4) million for fourth quarter 2012, a decrease of $7.2 million compared to $(7.6) million for the same prior-year period.

As previously reported, the vast majority of the securities in the Bank’s private-label MBS portfolio were
AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain private-label MBS, which it otherwise would not have owned, on which it has recognized losses. The Bank has filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations. Additionally, if delinquency and/or loss rates on mortgages and/or home equity loans increase, and/or there is a decline in residential real estate values, the Bank could experience reduced yields or further losses on these investment securities.

Balance Sheet Highlights
At December 31, 2012, total assets were $64.6 billion, an increase of $12.6 billion from $52.0 billion at December 31, 2011. Advances totaled $40.5 billion at December 31, 2012, an increase of $9.9 billion compared to $30.6 billion at December 31, 2011. Demand for advances has increased steadily since fourth quarter 2011, primarily due to increased member liquidity needs from several large members and attractive advance rates relative to other wholesale funding sources.

Total capital at December 31, 2012 was $3.4 billion, down from $3.7 billion at December 31, 2011. This decrease was primarily driven by quarterly excess capital stock repurchases during 2012 and the reclassification of certain capital stock to mandatorily redeemable capital stock, partially offset by additional stock purchases from members to support advance activity, improvement in accumulated other comprehensive income (AOCI) and higher retained earnings.

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FHLBank Pittsburgh Reports 2012 Results – page three

Total AOCI improved to $53.7 million at December 31, 2012 from $(162.3) million at December 31, 2011. The primary reason for this improvement relates to the portion of AOCI associated with OTTI losses reported as noncredit losses. Due to price appreciation and paydowns, this amount has improved to an unrealized gain of $19.0 million at December 31, 2012, compared to $(168.1) million at December 31, 2011. Total retained earnings were $559.3 million at December 31, 2012, an increase of $124.0 million from $435.3 million at December 31, 2011. Total retained earnings at December 31, 2012 included $30.5 million of restricted retained earnings. At December 31, 2012, FHLBank Pittsburgh had total regulatory capital of $3.8 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend equal to an annual yield of 0.32 percent, which again is based on average 3-month LIBOR for the fourth quarter. The dividend will be calculated on stockholders’ average balances during the period October 1, 2012 to December 31, 2012 and credited to stockholders’ accounts on Friday, February 22, 2013. Also on that date, the Bank will repurchase approximately $300 million of members’ excess capital stock.

The Bank will continue to monitor the condition of its private-label residential MBS portfolio, its overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of dividends and excess capital stock repurchases in future quarters.

Detailed financial information regarding 2012 results will be available in FHLBank Pittsburgh’s 2012 Annual Report on Form 10-K, which the Bank anticipates filing around March 15, 2013. Detailed financial information regarding the first nine months of 2012 is available in the Bank’s 2012 Quarterly Reports on Form 10-Q and detailed information regarding 2011 is available in the 2011 Annual Report on Form 10-K, all of which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com.

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FHLBank Pittsburgh Reports 2012 Results – page four

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded and does not use taxpayer dollars. At December 31, 2012, it had 294 members in its district of Delaware, Pennsylvania and West Virginia and approximately $65 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, general economic conditions (including effects on, among other things, mortgage-backed securities), the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), changes in our membership profile, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, regulatory actions or approvals, competitive pressure from alternative member funding sources, government actions and programs in response to the credit crisis, accounting adjustments or requirements, interest-rate volatility, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and changes in the System’s debt rating or the Bank’s rating. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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FHLBank Pittsburgh Reports 2012 Results – page five

Unaudited Statements of Condition and Income
(in millions)

Statement of Condition	December 31, 2012	December 31, 2011
ASSETS:
Investments (1)	$19,057.3	$16,639.5
Advances	40,497.8	30,604.8
Mortgage loans held for portfolio, net	3,532.5	3,883.1
All other assets	1,528.7	866.9

Total assets	$64,616.3	$51,994.3

LIABILITIES:
Consolidated obligations, net	$59,284.1	$46,534.5
All other liabilities	1,903.2	1,796.9

Total liabilities	61,187.3	48,331.4

CAPITAL:
Total capital stock	2,816.0	3,389.9
Retained earnings	559.3	435.3
Accumulated other comprehensive income (loss)	53.7	(162.3)

Total capital	3,429.0	3,662.9

Total liabilities and capital	$64,616.3	$51,994.3

(1) Includes held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, Federal funds sold and securities purchased under agreements to resell.

	For the three months		For the year ended
	ended December 31,		December 31,
Statement of Income	2012	2011	2012	2011
Total interest income	$183.1	$187.1	$730.4	$776.3
Total interest expense	115.4	145.4	520.6	621.9

Net interest income	67.7	41.7	209.8	154.4

Provision for credit losses	0.4	3.7	0.4	10.0

Net OTTI losses	0.4	7.6	11.4	45.1

All other income	10.2	2.5	18.5	12.1

All other expense	19.6	20.8	72.3	65.0

Income before assessments	57.5	12.1	144.2	46.4

Affordable Housing Program	5.8	1.2	14.5	4.7
REFCORP	—	—	—	3.7

Total assessments	5.8	1.2	14.5	8.4

Net income	$51.7	$10.9	$129.7	$38.0